Exhibit 10.1

EMPLOYMENT AGREEMENT

Sara Lee Corporation (the “Company”) and Barry H. Beracha (“Executive”) enter into this Employment Agreement (the “Agreement”) as of the 29th of August, 2002 (“Effective Date”).

W I T N E S S E T H

WHEREAS, Executive had been the Chairman of the Board of Directors and Chief Executive Officer of The Earthgrains Company (“Earthgrains”); and

WHEREAS, Executive had entered into an Executive Severance Agreement with Earthgrains (“Earthgrains Severance Agreement”); and

WHEREAS, the Company acquired Earthgrains; and

WHEREAS, the Company agreed to employ Executive as an Executive Vice President of the Company and as the Chief Executive Officer of the Sara Lee Bakery Group (“Bakery Group”), upon and subject to the conditions set forth herein, and the Executive has accepted such employment upon and subject to such terms and conditions; and

WHEREAS, this Employment Agreement will supercede and replace Executive’s Earthgrains Severance Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the parties hereby agree as follows:

1.    Employment.    Company hereby agrees to employ Executive and Executive hereby accepts such employment upon the terms and conditions set forth herein for the period commencing on the Effective Date and ending at the time of Executive’s retirement on June 30, 2004, unless earlier terminated pursuant to Section 5 hereof (the “Employment Period”) or otherwise mutually agreed to by Executive and the Company’s Chief Executive Officer (“CEO”).

2.    Position, Duties and Responsibilities.    Except as otherwise mutually agreed to by the Executive and the Company, the Company shall employ the Executive during the Employment Period as an Executive Vice President of the Company and as Chief Executive Officer of the Bakery Group. During the Employment Period, the Executive shall be based in St. Louis, Missouri and shall perform his duties faithfully, to the best of his abilities and in the best interests of the Company. The Executive shall oversee the operation of the Bakery Group, assist with the succession planning at the Bakery Group in light of Executive’s planned retirement on June 30, 2004 and perform such other duties on behalf of the Company and the Bakery Group as the Company’s CEO may from time to time request. The Executive shall report to the Company’s CEO.

3.    Compensation and Benefits.

(a)    Base Salary.    During the Employment Period, the Company shall pay to Executive a base salary at the gross rate of $720,000 per annum, less required and authorized withholding and deductions (the “Base Salary”), payable in monthly installments in accordance with the

Company’s payroll policy. The Base Salary shall be reviewed annually in accordance with applicable Company policy and may be increased, but in no event shall be less than $720,000 per annum.

(b)    Annual Bonus.    With respect to the Employment Period, the Executive shall participate in the Company’s Annual Incentive Plan for its corporate officers as approved by the Compensation and Employee Benefits Committee of the Board of Directors of the Company. The Executive’s bonus objectives will be consistent with the bonus objectives for other similarly situated Company corporate officers. The bonus payment, if any, made by the Company shall be reduced by applicable withholding and other customary payroll deductions.

(c)    Employee Benefits.    During the Employment Period, Executive shall continue to participate in either (i) the Earthgrains’ employee benefit plans, to the extent the Company continues to maintain such plans and Executive is eligible to participate in such plans, or (ii) the Company’s employee benefit plans, to the extent that the Company makes such plans available generally to the employees of Earthgrains. Executive shall receive such other benefits and perquisites as the Company generally makes available to similarly situated corporate officers, subject to all present and future terms and conditions of such benefit plans and other fringe benefits.

(d)    Financial Counseling.    During the Employment Period Executive shall, at the expense of the Company, be entitled to receive up to $40,000 per year of financial counseling.

(e)    Benefits Upon Retirement.    Upon the earlier to occur of (a) Executive’s retirement on June 30, 2004, or (b) the termination of Executive’s employment pursuant to Sections 5(a) due to Executive’s Disability or 5(b) of this Agreement, Executive shall be entitled to the following (in addition to all vested ERISA benefits that Executive has accrued under any Earthgrains or Company maintained ERISA plan plus those provided under the Sara Lee Corporation Supplemental Benefit Plan):

(i)    Executive shall be provided retiree medical coverage under the transitional retiree medical benefit plan applicable to Earthgrains employees who retire prior to December 31, 2004, in accordance with the terms and conditions of such plan, as in effect from time to time.

(ii)    Executive shall be provided retiree life insurance pursuant to the Company’s Executive Life Insurance Plan in accordance with the terms and conditions of such plan (insurance benefit equal to one times base salary), as in effect from time to time.

(iii)    For five years following his retirement in June 2004, Employee shall, at the expense of the Company, be entitled to receive up to $20,000 per year of financial counseling.

(f)    Stock Options.    Executive’s stock options will continue to be governed by the terms contained in such options and the Company’s plan under which such options were granted.

4.    Special Payment.    As consideration for Executive’s undertakings in this Agreement, including but not limited to Executive’s covenants in Section 6, the Company agrees:

(a)    to credit as of August 29, 2002 the amount of $3,347,000 to Executive’s account maintained in the Sara Lee Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Such amount will be credited to the Plan’s Interest Account, vest immediately, be payable in accordance with the written instructions of Executive and otherwise be subject to the terms and conditions of the Deferred Compensation Plan.

(b)    to grant to Executive 198,598 of the Company’s restricted share units (“RSUs”). One half of the total number of RSUs granted to Executive, or 99,299 RSUs, will vest on August 29, 2003. The remaining 99,299 RSUs will vest on June 30, 2004. Executive will be credited with dividend equivalents upon the RSUs, beginning with and including the dividend payable on October 1, 2002, in the same amount as dividends are paid upon the Company’s common stock. Upon vesting, the RSUs will be converted on a one to one basis into shares of the Company’s common stock and such shares, together with all accrued dividend equivalents, will be delivered to the Executive, less all applicable withholding and payroll taxes. The shares will be delivered to Executive without restriction(s). The accrued dividend equivalents will be payable in cash. The parties agree that the RSUs shall not be eligible for deferral into the Sara Lee Deferred Compensation Plan upon vesting. Should Executive’s employment terminate before June 30, 2004 for Cause pursuant to Section 5(c) of this Agreement, or if Executive voluntarily terminates his employment prior to his retirement date on June 30, 2004 where such termination is not pursuant to Sections 5(a) or (b), vesting of any unvested RSUs will be prorated based on Executive’s active service between August 29, 2002 and the date of his termination and the remaining RSUs shall be forfeited. In the event Executive’s employment terminates pursuant to Section 5(a) or Executive terminates his employment pursuant to Section 5(b), any unvested RSUs shall immediately vest and be distributed to the Trustees of the Barry H. Beracha Revocable Trust dated 10/19/95, as amended.

5.    Termination.    Notwithstanding anything to the contrary in this Agreement:

(a)    Executive’s employment shall automatically terminate upon the Executive’s death or Disability. In the event of a termination due to death or Disability, Executive shall receive a prorata portion of the annual bonus that was earned for the period up to the effective termination date of Executive’s employment;

(b)    Executive may terminate his employment in the event Company breaches this Agreement and such breach is not cured within three weeks of written notice from Executive to Company, provided, however that such termination shall not release the Company from its obligations to the Executive under this Agreement, including the Company’s obligations under Sections 3 and 4 of this Agreement; and

(c)    The Company may immediately terminate Executive’s employment for Cause (as defined below) effective upon written notice to Executive. In the event of termination for Cause, except as otherwise provided in the Agreement, Executive shall not be entitled to any amounts other than any earned and unpaid Base Salary through the effective termination date.

As used herein:

“Disability” will be determined under the terms and conditions of the Sara Lee Corporation Key Executive Long Term Disability Plan.

“Cause” means (i) fraud, embezzlement, theft or misappropriation by Executive, (ii) intentionally and willfully causing material harm to the Company or the Bakery Group, or (iii) the commission of a felony or any crime involving moral turpitude.

6.    Confidentiality and Restrictive Covenants.    Executive hereby acknowledges that, by virtue of his unique relationship with the Bakery Group and the Company, Executive will acquire and have access to Confidential Information (as defined below) and will also develop a unique and comprehensive familiarity with the Company and its business, which Executive would not have otherwise had but for his employment with the Company, and which Executive acknowledges are valuable assets of the Company. Accordingly, Executive agrees to undertake the following obligations, which he acknowledges are reasonably designed to protect the legitimate business interests of the Company, without unreasonably restricting his post-employment opportunities:

(a)    At all times during his Employment Period and thereafter, Executive will maintain the confidentiality of all information in whatever form concerning the Company or any of its affiliates relating to its or their businesses, tax strategies and tax positions, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how or other matters which are not generally known outside the Company (collectively “Confidential Information”), and Executive will not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on his own behalf or on behalf of any third party, unless (i) such Confidential Information has theretofore been publicly disclosed by another person not under an obligation to keep such information confidential, (ii) Executive is required by law, in a legal proceeding or otherwise, to disclose any such Confidential Information, or (iii) Executive is specifically requested by or agreed to in writing by an executive officer of the Company.

(b)    Executive agrees that, during the Employment Period and for two years thereafter, Executive:

(i)    will not, without the prior written consent of the Company, either alone or through others directly, solicit for employment or assist or encourage the solicitation for employment, any employee of the Company, or any of its operating divisions, subsidiaries or affiliates, including, without limitation, the Bakery Group; and

(ii)    will not, without the prior written consent of the Company, directly or indirectly counsel, advise, perform services for, or be employed by, or otherwise engage or participate in any Competing Business (regardless of whether Executive receives any compensation of any kind). For purposes of this Agreement, a “Competing Business” shall mean any person, firm, corporation or entity engaged in, or conducting business, which is the same as, or competing with, the bakery business being conducted by the Bakery Group or any of its subsidiaries, divisions or affiliates, other than passive ownership of less that 5% of a Competing Business.

(c)    The parties agree that in the event any of the prohibitions or restrictions set forth in this Section 6 are found by a court or arbitrator of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties that any such prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible.

7.    Remedies.    Executive and the Company acknowledge and agree that the Company will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Section 6 of this Agreement and agree that in the event of actual or threatened breach or violation of such provisions the Company shall be awarded injunctive relief in a federal or state court of competent jurisdiction to prohibit any such violation or breach or threatened violation or breach, without necessity of posting any bond or security and such right to injunctive relief shall be in addition to any other right available under this Agreement.

8.    Entire Agreement.    This Agreement sets forth all the terms and conditions with respect to Executive’s terms of employment, compensation, remuneration of payments and benefits due Executive from the Company or Earthgrains with respect to

Executive’s employment and severance from employment by the Company or Earthgrains and supersedes and replaces all other agreements or understandings Executive may have had with respect thereto including, but not limited to, the Earthgrains Severance Agreement Executive entered into with Earthgrains in 1999. Except to the extent Executive is entitled to receive benefits which are vested and accrued pursuant to the employee benefit plans of the Company or Earthgrains for the period prior to the date his employment with the Company terminates, Executive agrees that he will not be entitled to any other payments or benefits in connection with his employment (or severance from employment) from Earthgrains or the Company, including but not limited to any obligation under the Earthgrains Severance Agreement and any other severance agreements, policies or plans of Earthgrains or the Company.

This Agreement may not be modified or amended except in writing and signed by both Executive and an authorized representative of the Company.

9.    Non-Disclosure, Governing Law and Headings.    Executive agrees that he will not disclose the existence or terms of this Agreement to any third parties with the exception of his accountants, attorneys, financial advisors or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process. This Agreement shall be governed by the internal laws of the State of Illinois. The Section headings used herein are for convenience only and are not to be considered in interpreting this Agreement.

10.    Assignment, Amendment and Waiver.    The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death. The Company may assign this Agreement to any parent, affiliate, or subsidiary of the Company or any other entity which at any time, whether by merger, purchase, or otherwise, acquires substantially all of the assets, stock or business of the Company. Executive may not assign any of his rights or obligations under this Agreement, except as expressly provided herein. This Agreement may be modified only in writing by both parties, and a party’s failure to enforce this Agreement in the event of one or more events which violate it shall not be a waiver of any right to enforce this Agreement against subsequent violations.

11.    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law (after any appropriate modification or limitation pursuant to Sections 6(c)), such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.    Notice.    Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:

with a copy to:

To the Employer at:

Sara Lee Corporation
Three First National Plaza
Chicago, Illinois 60602-4260
Attention: General Counsel

THE PARTIES ACKNOWLEDGE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE ABOVE AND INTEND TO BE BOUND THEREBY:

BARRY H. BERACHA	SARA LEE CORPORATION

/s/ BARRY H. BERACHA	By:	/s/ LEE CHADEN

Name: Lee Chaden, Senior Vice President – Human Resources
Date: October 8, 2002		Date: October 8, 2002